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                                                           Exhibit 11
                                                                to
                                                 Form 10-Q for the Quarterly
                                                  Period Ended June 30, 1996


                                 CINCINNATI BELL INC.
                   COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
          Dollars in millions, except per share amounts; shares in thousands
                                     (Unaudited)






                                                       For the Three Months          For the Six Months
                                                          Ended June 30,                Ended June 30,
                                                      ---------------------         ----------------------
                                                       1996           1995           1996           1995
                                                      ------         ------         ------         -------
Net income (loss). . . . . . . . . . . . . . .       $ 44.8         $ 27.0         $ 86.5         $(32.6)

Weighted average common shares outstanding . .       67,220         66,216         67,046         66,131

Common share equivalent shares applicable
 to stock options . . . . . . . . . . . . . . .       1,726            444          1,476            266
                                                      ------         ------         ------         -------

Total number of shares for computing
  primary earnings per common share... . . . .       68,946         66,660         68,522         66,397

Incremental share for computing fully diluted
earnings per share Common shares equivalents -
fully diluted. . . . . . . . . . . . . . . . .           12             56            262            234
                                                      ------         ------         ------         -------

Total number of shares for computing fully
  diluted earnings per common share. . . . . .       68,958         66,716         68,784         66,631
                                                      ------         ------         ------         -------
                                                      ------         ------         ------         -------


EARNINGS (LOSS) PER COMMON SHARE

Primary earnings (loss) per common share. . . .     $  .65         $  .41         $ 1.26         $ (.49)
                                                      ------         ------         ------         -------
                                                      ------         ------         ------         -------

Fully Diluted earnings (loss) per common
 share. . . . . . . . . . . . . . . . . . . . .      $  .65         $  .41         $ 1.26         $ (.49)
                                                      ------         ------         ------         -------
                                                      ------         ------         ------         -------

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Earnings per common share for the three and six months ended June 30, 1996 is computed by dividing income by the weighted average common shares outstanding including stock equivalents for the respective periods. Earnings (loss) per common share for the three and six months ended June 30, 1995, as reported in the Consolidated Statements of Income, were based on the weighted average common shares outstanding for the respective periods. In 1995, the dilutive effect of common stock equivalents was not reflected because it was immaterial.